Exhibit 99.2
BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year to date ended
	July 1,	July 2,
	2007	2006
Operating activities:
Net income	$6,944	$5,487
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	776	952
(Gain) loss on disposal of fixed assets	(6)	2
Stock-based compensation	2,723	1,859
Deferred income taxes	(563)	2,009
Tax benefit from exercise of stock options	2,974	592
Excess tax benefit from exercise of stock options	(320)	(34)
Changes in assets and liabilities:
Receivables, net	62	1,056
Inventories	(53)	553
Prepaid federal income taxes	(1,596)	—
Other prepaid expenses and assets	(246)	57
Accounts payable	(24,124)	(22,475)
Accrued liabilities	(3,134)	(1,919)
Deferred rent	(95)	(118)

Net cash used in operating activities	(16,658)	(11,979)

Investing activities:
Purchases of property and equipment	(2,066)	(1,182)
Proceeds from the sale of property and equipment	8	1
Purchases of marketable securities	(20,230)	(25,195)
Proceeds from the maturity of marketable securities	40,000	53,000
Transfers of restricted cash	120	—

Net cash provided by investing activities	17,832	26,624

Financing activities:
Repurchase of common stock	(13,532)	(46,370)
Proceeds from stock option exercises	2,668	1,087
Excess tax benefit from exercise of stock options	320	34

Net cash used in financing activities	(10,544)	(45,249)

Effect of exchange rate changes on cash and cash equivalents	(5)	—

Net decrease in cash and cash equivalents	(9,375)	(30,604)

Cash and cash equivalents, beginning of period	78,540	71,921

Cash and cash equivalents, end of period	$69,165	$41,317